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________________________________________________________________________________


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                           ROMAC INTERNATIONAL, INC.


                                      AND


                          SOURCE SERVICES CORPORATION



________________________________________________________________________________

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                               TABLE OF CONTENTS


                                                        ARTICLE I
                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1      Definitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                        ARTICLE II
                                                        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.1      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.2      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.3      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.4      Directors and Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . .   7

                                                       ARTICLE III
                                                 CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.1      Conversion of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (a)      Cancellation of Treasury Stock and the Parent-Owned Stock . . . . . . . . . . . . . . . . .   7
                 (b)      Conversion of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (c)      Cancellation of Company Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.2      Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (a)      Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (b)      Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (c)      Distributions with Respect to Unexchanged Shares  . . . . . . . . . . . . . . . . . . . . .   9
                 (d)      No Further Ownership Rights in Company Common Stock . . . . . . . . . . . . . . . . . . . .   9
                 (f)      Termination of Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (g)      No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.3      Certain Adjustments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                        ARTICLE IV
                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . . . . . . . . . . . . . . .  11
         Section 4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.3      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.4      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.5      SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.6      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.7      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 4.8      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 4.9      Other Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.10     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.11     Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





                                       i
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
         Section 4.12     Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.13     Board Action, Vote Required; Amendment of Rights Agreement  . . . . . . . . . . . . . . . .  18
         Section 4.14     Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.16     Tax Returns and Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.17     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.18     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.19     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.20     Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.21     Environmental and Employee Safety Matters . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.22     Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.23     Tangible Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.24     Employees and Independent Contractors.  . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                        ARTICLE V
                                              REPRESENTATIONS AND WARRANTIES
                                                OF THE PARENT AND THE SUB   . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.3      Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.4      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.5      SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.6      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.7      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.8      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.10     Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.11     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.12     Interim Operations of the Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.13     Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.14     Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.15     Tax Returns and Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.17     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.18     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.19     Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.20     Environmental and Employee Safety Matters . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.21     Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.22     Tangible Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.23     Employees and Independent Contractors.  . . . . . . . . . . . . . . . . . . . . . . . . . .  35


                                                        ARTICLE VI
                                                        COVENANTS

         Section 6.1      Covenants of the Company and the Parent . . . . . . . . . . . . . . . . . . . . . . . . . .  36



                                       ii
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
                 (a)      Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (b)      Dividends; Changes in Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (c)      Issuance of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (d)      Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (e)      No Solicitation of Competing Transactions.  . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (f)      No Acquisitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (g)      No Dispositions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (h)      Indebtedness and Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (i)      Other Actions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (j)      Advise of Changes; Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 6.2      Additional Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                       ARTICLE VII
                                                  ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . .  40
         Section 7.1      Registration Statement; Joint Proxy Statement . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 7.2      Stockholders' Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 7.3      Pooling Opinion of the Parent's Accountants, Comfort Letter of Company's Accountants
                         and Parent's Accountant's. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 7.4      Access to Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 7.5      Legal Conditions to Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.6      Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.7      Stock Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.8      Company Stock Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.9      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 7.10     Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 7.11     Additional Agreements; Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 7.12     Tax Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 7.13     Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 7.14     Indemnification; Directors' and Officers' Liability Insurance . . . . . . . . . . . . . . .  45

                                                       ARTICLE VIII
                                                        CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 8.1      Conditions to Each Party's Obligation To Effect the Merger  . . . . . . . . . . . . . . . .  46
                 (a)      Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (b)      Nasdaq Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (c)      Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (d)      Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (e)      No Injunctions or Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (f)      Pooling Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (g)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.2      Conditions to Obligations of the Parent and the Sub . . . . . . . . . . . . . . . . . . . .  47
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47





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
                 (b)      Performance of Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (c)      Letter from Company Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (d)      No Amendments to Resolutions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (e)      Employment and Noncompetition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (f)      Consents Under Company Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (g)      No Acceleration of Option Vesting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (h)      Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (i)      Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 8.3      Conditions to Obligations of the Company  . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (b)      Performance of Obligations of the Parent and the Sub  . . . . . . . . . . . . . . . . . . .  49
                 (c)      Directors Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (d)      No Amendments to Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (e)      Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                        ARTICLE IX
                                                       TERMINATION,
                                                  AMENDMENT, AND WAIVER   . . . . . . . . . . . . . . . . . . . . . .  49
         Section 9.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 9.2      Effects of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.3      Fees and Expenses Upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (a)      Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.4      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 9.5      Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                                                        ARTICLE X
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.1     Nonsurvival of Representations, Warranties, and Agreements  . . . . . . . . . . . . . . . .  53
         Section 10.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.3     Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.4     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.5     Entire Agreement; No Third Party Beneficiaries; Rights of Ownership . . . . . . . . . . . .  54
         Section 10.6     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 10.7     No Remedy in Certain Circumstances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 10.8     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 10.9     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55





                                       iv
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
                                                         EXHIBITS

EXHIBIT 1        -        Assumption Agreement
EXHIBIT 7.6      -        Form of Affiliate Agreement (including Form of Rule 145 Compliance Letter)
EXHIBIT 8.2      -        Principal Terms of Employment Agreement


                                                        SCHEDULES

Schedule 4.2     -        Company Stock Option Plans
Schedule 4.8     -        Company Benefit Plans
Schedule 4.9     -        Other Company Benefit Plans
Schedule 4.16    -        Tax Returns
Schedule 4.17    -        Material Contracts
Schedule 4.18    -        Insurance Policies
Schedule 4.19    -        Company Subsidiaries
Schedule 4.20    -        Real Property
Schedule 4.22    -        Intellectual Property
Schedule 4.24    -        Employees and Independent Contractors
Schedule 5.8     -        Parent Benefit Plans
Schedule 5.9     -        Other Parent Benefit Plans
Schedule 5.15    -        Tax Returns
Schedule 5.16    -        Material Contracts
Schedule 5.17    -        Insurance Policies
Schedule 5.18    -        Parent Subsidiaries
Schedule 5.19    -        Real Property
Schedule 5.21    -        Intellectual Property
Schedule 5.23    -        Employees and Independent Contractors
Schedule 7.2     -        Director Nominees
Schedule 7.14    -        Indemnification Arrangements






                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1998, by and among Romac International, Inc., a Florida corporation (the "Parent"), New Romac, Inc., a Florida corporation and a wholly-owned subsidiary of the Parent (the "Sub"), and Source Services Corporation, a Delaware corporation (the "Company").

                                   BACKGROUND

         The Boards of Directors of the Parent, the Sub, and the Company deem it advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein, in which the Company will merge with and into the Sub and the Sub will remain a wholly-owned subsidiary of the Parent (the "Merger"). For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below). For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and applicable regulations of the Securities and Exchange Commission.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified below, which apply to both the singular and the plural forms of such terms:

                 "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

                 "Articles of Merger" has the meaning set forth in Section 2.1.

                 "Certificate of Merger" has the meaning set forth in Section
2.1.

                 "Certificates" has the meaning set forth in Section 3.2(b).

                 "Closing Date" has the meaning set forth in Section 2.2.

                 "Closing" has the meaning set forth in Section 2.2.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Company" has the meaning set forth in the preface of this Agreement.

                 "Company Benefit Plans" has the meaning set forth in Section 4.8(a).

                 "Company ERISA Affiliate" has the meaning set forth in Section 4.8(a).

                 "Company ERISA Plans" has the meaning set forth in Section 4.8(a).

                 "Company Common Stock" has the meaning set forth in Section
3.1.

                 "Company Permits" has the meaning set forth in Section 4.11.

                 "Company Rights Agreement" means the Source Services Corporation and ChaseMellon Shareholder Services LLC, Rights Agent, Rights Agreement, dated as of May 30, 1997.

                 "Company SEC Documents" has the meaning set forth in Section
4.5.

                 "Company Stock Option" has the meaning set forth in Section 7.8(a).

                 "Company Stock Option Plans" has the meaning set forth in
Section 4.2.

                 "Company" has the meaning set forth in the preface of this Agreement.

                 "Company Disclosure Letter" means the letter dated the date of this Agreement from the Company to the Parent.

                 "Competing Transaction" means any of the following involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Company Common Stock.

                 "Company Expense Payment" has the meaning set forth in Section 9.3(b).

                 "Confidentiality Agreement" means the confidentiality agreement between the Company and the Parent, dated December 12, 1997, as amended on January 21, 1998.

                 "Constituent Corporations" has the meaning set forth in
Section 2.3.

                 "Current Policy" has the meaning set forth in Section 7.14.

                 "D&O Insurance" has the meaning set forth in Section 7.14.

                 "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

                 "DGCL" means the Delaware General Corporation Law.

                 "Effective Time" has the meaning set forth in Section 2.1.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Exchange Agent" has the meaning set forth in Section 3.2(a).

                 "Exchange Fund" has the meaning set forth in Section 3.2(a).

                 "Exchange Ratio" means the ratio at which issued and outstanding shares of Company Common Stock are converted into the right to receive shares of Parent Common Stock in accordance with Section 3.1(b).

                 "GAAP" has the meaning set forth in the preface to this Agreement.

                 "Governmental Entity" has the meaning set forth in Section
4.4.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights, whether or not registered, copyright registrations and applications for copyright registration, and works of authorship, including operating manuals,
(d) computer software, data, and documentation, (e) trade secrets and confidential business information, including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer, employee, and supplier lists and information,
(f) other proprietary rights, and (g) copies and tangible embodiments (in whatever form or medium) of any of the foregoing.

                 "IRS" means the Internal Revenue Service.

                 "Joint Proxy Statement" has the meaning set forth in Section 7.1(a).

                 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                 "Market Price" equals the weighted average of the sales prices of the Parent Common Stock on Nasdaq for the 15 consecutive trading days preceding the third trading day immediately preceding the Closing Date.

                 "Material Adverse Effect" means such event, change, or effect is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses, or results of operations of such entity (or, if applicable with respect thereto, of such group of entities taken as a whole).

                 "Merger" has the meaning set forth in the preface of this Agreement.

                 "Nasdaq" means the Nasdaq National Market.

                 "Parent" has the meaning set forth in the preface of this Agreement.

                 "Parent Benefit Plans" has the meaning set forth in Section 5.8(a).

                 "Parent Common Stock" has the meaning set forth in Section 3.1(a).

                 "Parent Disclosure Letter" means the letter dated the date of this Agreement from the Parent to the Company.

                 "Parent ERISA Affiliate" has the meaning set forth in Section 5.8(a).

                 "Parent ERISA Plans" has the meaning set forth in Section
5.8(a).

                 "Parent Expense Payment" shall have the meaning set forth in
Section 9.3(b).

                 "Parent Permits" has the meaning set forth in Section 5.13.

                 "Parent SEC Documents" has the meaning set forth in Section
5.5.

                 "Parent Stock Plan" means the Romac International, Inc. Stock Incentive Plan.

                 "Person" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association, or other legal entity.

                 "Pooling Opinion" means a letter of Price Waterhouse LLP dated a date at least two business days but not more than five business days before the date of this Agreement that confirms the business combinations to be effected by the Merger will be properly accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board.

                 "Qualified Stock Options" has the meaning set forth in Section 7.8(a).

                 "Registration Statement" has the meaning set forth in Section 7.1(a).

                 "Replacement Stock Option" has the meaning set forth in
Section 7.8(a).

                 "SEC" means the Securities and Exchange Commission.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Stockholders' Meeting" has the meaning set forth in Section 7.2(a).

                 "Sub" has the meaning set forth in the preface of this Agreement.

                 "Subsidiary" means, with respect to any party, any corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships whose general partnership interests held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

                 "Surviving Corporation" has the meaning set forth in Section
2.3.

                 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 "Terminating Company Breach" has the meaning set forth in
Section 9.1(h).

                 "Terminating Parent Breach" has the meaning set forth in
Section 9.1(g).

                 "Termination Fee" has the meaning set forth in Section 9.3(a).

                 "Voting Debt" has the meaning set forth in Section 4.2.

                                   ARTICLE II
                                   THE MERGER

         Section 2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") and a Certificate of Merger ("Certificate of Merger") shall be duly prepared, executed, and acknowledged by the Sub and the Company, as the case may be, and then delivered to the Secretaries of State of their respective states of incorporation, for filing, as provided by the laws of those jurisdictions, as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as is provided in the Articles of Merger and the Certificate of Merger (the "Effective Time").

         Section 2.2 Closing. The closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction or waiver of the conditions specified in Article VIII on a date agreed to in writing by the parties, at the offices of Holland & Knight LLP, 400 North Ashley Street, Suite 2300, Tampa, Florida 33602 (the "Closing Date").

         Section 2.3 Effects of the Merger. (a) At the Effective Time (i) the separate existence of the Company shall cease and the Company shall be merged with and into the Sub (the Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Sub is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of the Sub in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the By-laws of the Sub as in effect immediately before the Effective Time shall be the By-laws of the Surviving Corporation.

                          (b)     At and after the Effective Time, the
Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties, of each of the Constituent Corporations; and all the singular rights, privileges, immunities, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

         Section 2.4 Directors and Officers of the Surviving Corporation. The directors and officers of the Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.


                                  ARTICLE III
                            CONVERSION OF SECURITIES

         Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of common stock, par value $.02 per share, of the Company (the "Company Common Stock") or capital stock of the Sub:

                          (a)     Cancellation of Treasury Stock and the
Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company and any shares of Company Common Stock owned by the Parent, the Sub, or any other Subsidiary of the Parent shall be cancelled and retired and shall cease to exist, and no stock of the Parent or other consideration shall be delivered in exchange therefor. All shares of common stock, par value $.01 per share, of the Parent (the "Parent Common Stock"), if any, owned by the Company shall remain unaffected by the Merger.

                          (b)     Conversion of Company Common Stock.  At the
Effective Time, each issued and outstanding share of Company Common Stock (other than shares to be cancelled pursuant to Section 3.1(a)) shall be converted into the right to receive the number of fully paid and nonassessable shares of the Parent Common Stock equal to the applicable Exchange Ratio, determined as follows: if the Market Price is equal to or between $20.00 and $24.00, the Exchange Ratio shall be 1.1932; if the Market Price is below that range, the Exchange Ratio shall be calculated by dividing $23.864 by the Market Price; and if the Market Price is above that range, the Exchange Ratio shall be calculated by dividing $28.636 by the Market Price.

                          (c)     Cancellation of Company Common Stock.  All
shares of Company Common Stock, when converted pursuant to Section 3.1(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate pursuant to Section 3.2, without interest.

         Section 3.2      Exchange of Certificates.

                          (a)     Exchange Agent.  As of the Effective Time,
the Parent shall deposit with Boston Equiserve or such other bank or trust company designated by the Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock to be issued pursuant to
Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(f) of this Agreement, the Exchange Fund shall not be used for any other purpose.

                          (b)     Exchange Procedures.  As soon as reasonably
practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately before the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 3.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent and the Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 3.2.

                          (c)     Distributions with Respect to Unexchanged
Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount (to the extent such amount has been determined in accordance with Section 3.2(e)) of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such whole shares of Parent Common Stock.

                          (d)     No Further Ownership Rights in Company Common
Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 3.2(c) or 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date before the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or before the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

                          (e)     No Fractional Shares.  (i)  Notwithstanding
any other provision of this Agreement, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a shareholder of the Parent.

                                  (ii)     In lieu of a certificate or scrip
representing fractional shares of Parent Common Stock, the Parent shall pay to each holder that surrenders a Certificate in accordance with this Section 3.2 and that would otherwise be entitled, given the Exchange Ratio, to receive a fractional share of Parent Common Stock, an amount equal to such fraction multiplied by the Market Price determined on the Closing Date, without interest thereon.

                          (f)     Termination of Exchange Fund.  Any part of
the Exchange Fund that remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to the Parent, upon demand, and any stockholders of the Company who by such time have not complied with this Article III shall thereafter look only to the Parent for payment of their claims for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock. Any part of the Exchange Fund remaining unclaimed by a stockholder of the Company as of a date that is immediately before the time that the part would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of any claims or interest of any person previously entitled thereto.

                          (g)     No Liability.  Neither the Parent nor the
Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         Section 3.3 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or of Parent Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock and Parent Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, or dividend.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Disclosure Letter with respect to any particular representation, the Company represents and warrants to the Parent and the Sub as follows:

         Section 4.1 Organization. The Company and its Subsidiaries each is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 100,000,000 shares of Company Common Stock of which, as of December 31, 1997, 13,754,681 shares were issued and outstanding, and (b) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding or reserved for issuance. As of December 31, 1997, 1,693,500 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options pursuant to the Company's stock option plans listed on Schedule 4.2 hereto (the "Company Stock Option Plans"). Of these 1,693,500 reserved shares, options to purchase 6,750 shares are outstanding at a weighted average per share exercise price of approximately $1.11, (ii) options to purchase 43,500 shares are outstanding at a weighted average per share exercise price of $1.11, and (iii) options to purchase 18,000 shares are outstanding at a weighted average per share exercise price of $11.58, (iv) options to purchase 27,000 shares at a weighted average per share exercise price of approximately $13.83, and (v) options to purchase 563,925 shares at a weighted average per share exercise price of approximately $10.27. All the outstanding shares of the Company's capital stock are, and all shares that may be issued pursuant to the Company Stock Option Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights in respect thereto. As of the date of this Agreement, the only issuances of the Company's capital stock since December 31, 1997, were upon the exercise of options outstanding on December 31, 1997, pursuant to the Company Stock Option Plans. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of the Company are issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no existing options, warrants, calls, subscriptions, or other rights, agreements, or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, transfer, or sell or cause to be issued, transferred, or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or of any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend, or enter into any such option, warrant, call, subscription or other right, agreement, or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         Section 4.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock if and to the extent required by applicable law). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Parent and the Sub, respectively, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

         Section 4.4 Consents and Approvals; No Violations. Neither the execution, delivery, or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Company or of any of its Subsidiaries, (ii) except as contemplated in Sections 7.1(c) or 7.5, require any filing with, or authorization, consent, permit, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole), (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company, any of its Subsidiaries, or any of their properties or assets, except as they relate to (iii) and (iv), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         Section 4.5 SEC Reports and Financial Statements. The Company has filed with the SEC and has made available to the Parent true and complete copies of, all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since July 29, 1996 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published regulations of the SEC with respect thereto, have been prepared in accordance with the books and records of the Company in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the accounting rules applicable to reports on Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The Company has made available to the Parent true and complete copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents, and other instruments that previously have been filed by the Company with the SEC and are currently in effect.

         Section 4.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed in the Company SEC Documents filed prior to the date of this Agreement, since September 30, 1997, there has not been (a) any event, change, or effect having, in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (b) any change by the Company in its accounting methods, principles, or practices, (c) any loss, damage, or destruction, whether covered by insurance or not, that had or could have a Material Adverse Effect on the Company or its Subsidiaries or any revaluation by the Company of any material asset (including any writing-off of notes or accounts), other than in the ordinary course of business consistent with past practice, (d) any commitment or transaction by the Company or its Subsidiaries other than in the ordinary course of business consistent in amount and nature with past practice, (e) any declaration, setting aside or payment of any dividend or any other distribution in respect of any capital stock of the Company or any redemption, purchase, or other acquisition of any security relating thereto, or any other payment to any stockholder in his or her capacity as a stockholder, (f) other than as expressly provided for in this Agreement or consistent with past practices of the Company, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, or other employee benefit plan, or any other increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company or its Subsidiaries, (g) any labor dispute or disturbance, that had or could have a Material Adverse Effect on the Company or its Subsidiaries, (h) any indebtedness for borrowed money incurred, assumed, or guaranteed by the Company or its Subsidiaries, other than advances in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries, (i) any lien or other encumbrance made on any of the properties or assets of the Company or its Subsidiaries, other than mechanics' and materialmen's liens arising in the ordinary course of business consistent in amount and nature with past practice, or (j) any grant of credit by the Company or its Subsidiaries to any customer on terms or in amounts more favorable than those that have generally been extended to such customer in the past, any other change in terms of any credit heretofore extended, or any other change of the Company's or its Subsidiaries' policies or practices with respect to the granting of credit that would have a Material Adverse Effect on the Company taken as a whole.

         Section 4.7 No Undisclosed Liabilities. Except as and to the extent set forth on the most recent consolidated balance sheet of the Company (including the notes thereto) included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) disclosed in any Company SEC Document filed prior to the date of this Agreement or (ii) incurred pursuant to this Agreement.

         Section 4.8      Employee Benefit Plans.

                          (a)     Schedule 4.8 contains a true and complete
list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee or terminated employee of the Company or any Company ERISA Affiliate (the "Company Benefit Plans"). Schedule 4.8 identifies each Company Benefit Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "Company ERISA Plans").

                          (b)     Neither the Company nor any Company ERISA
Affiliate participates currently or has ever participated in, or is required currently or has ever been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

                          (c)     Neither the Company nor any Company ERISA
Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any pension plan that is subject to Title IV of ERISA or Section 412 of the Code.

                          (d)     True and complete copies of each of the
Company Benefit Plans and related trusts have been furnished to the Parent, together with the most recent financial statement and the most recent actuarial report prepared with respect to any of such Company Benefit Plans that is funded, the most recent Internal Revenue Service determination letter, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such documents that cannot be furnished; and any such documents furnished and the nature of the documents that cannot be furnished shall be reasonably satisfactory to the Parent.

                          (e)     With respect to each Company Benefit Plan
intended to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the Internal Revenue Service has been received to the effect that the Company Benefit Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code or the time for filing a determination letter request with the Internal Revenue Service with respect to the Company Benefit Plans has not expired, and nothing has occurred or will occur through the Effective Time (including without limitation the transactions contemplated by this Agreement) that would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

                          (f)     All contributions required by each Company
Benefit Plan or by law with respect to all periods through the Effective Time shall have been made by such date (or provided for by the Company by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to any Company Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

                          (g)     No claim, lawsuit, arbitration, or other
action has been, to the Company's knowledge, threatened, asserted, or instituted against any Company Benefit Plan, any trustee or fiduciaries thereof, the Company, or any of the assets of any trust maintained under any Company Benefit Plan other than which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                          (h)     All amendments required to bring any Company
Benefit Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted or will be adopted within the time prescribed by law for making such amendments.

                          (i)     Any bonding required with respect to any
Company ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                          (j)     Each Company Benefit Plan has been operated
and administered in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code other than which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                          (k)     Each Company Benefit Plan intended to be
"qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained under such Company Benefit Plan is exempt from taxation under section 501(a) of the Code.

                          (l)     No "prohibited transaction," as such term is
defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Company Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") that could subject the Company, the Parent, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

                          (m)     No Company Benefit Plan is under audit by the
Internal Revenue Service or the Department of Labor.

                          (n)     No welfare benefit plan (within the meaning
of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or by Sections 601 through 608 of ERISA, or Sections 162 and 4980B of the Code at the expense of the participant or the beneficiary of the participant.

                          (o)     The Company does not currently maintain or
contribute to any severance pay plan.

                          (p)     No individual shall accrue or receive any
additional benefits, service, or accelerated rights to payment of benefits under any Company Benefit Plan as a result of the actions contemplated by this Agreement;

                          (q)     The Company has complied with all of the
requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Sections 601 through 608 of ERISA, and Sections 162 and 4980B of the Code;

                          (r)     The Board of Directors of the Company has
taken no action to accelerate the vesting or exercisability of any outstanding option granted under any Company Stock Option Plan.

         Section 4.9 Other Benefit Plans. Except as disclosed in the Company SEC Documents or in Schedule 4.9 filed before the date of this Agreement, and except as provided for in this Agreement, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $100,000 per year on any such agreement individually or $200,000 per year for all such agreements in the aggregate, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries providing for contingent benefits or the alteration of terms, based upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per year, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, providing for increased benefits or the accelerated vesting of the benefits by the occurrence of any of the transactions contemplated by this Agreement, or the calculation of the value of any of the benefits on the basis of any of the transactions contemplated by this Agreement.

         Section 4.10 Litigation. Except as disclosed in the Company SEC Documents filed before the date of this Agreement, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before any Governmental Entity. Except as disclosed in the Company SEC Documents filed before the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or would prevent the Company from consummating the transactions contemplated hereby.

         Section 4.11 Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as can be foreseen, in the future will not, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review.

         Section 4.12 Opinion of Financial Advisor. The Company has received the opinion, addressed to it, of The Robinson-Humphrey Company, LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the Company's stockholders from a financial point of view. A copy of the opinion will be delivered to the Parent before February 6, 1998.

         Section 4.13     Board Action, Vote Required; Amendment of Rights
Agreement.

                          (a)     The Board of Directors of the Company has
unanimously determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor of such transactions.

                          (b)     The affirmative vote of the holders of a
majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

                          (c)     The Company Rights Agreement has been amended
as of January 30, 1998 to provide that (i) no "Distribution Date," "Shares Acquisition Date," or "Triggering Event" under the Company Rights Agreement is deemed to have occurred, (ii) none of the Parent or its Subsidiaries will be an "Acquiring Person" under the Company Rights Agreement, and (iii) no holder of rights issued under the Company Rights Agreement shall be entitled to exercise such rights under, or be entitled to any rights or benefits pursuant to, the Company Rights Agreement solely by reason of the approval, execution, and delivery of this Agreement on the consummation of the transactions contemplated by this Agreement.

         Section 4.14 Accounting and Tax Matters. Neither the Company nor, to the best knowledge of the Company, any of its affiliates has taken, or agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling of interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.
Neither the Company nor, to the knowledge of the Company, any of its affiliates or agents is aware of any agreement, plan, or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code and, to the knowledge of the Company, the Merger will so qualify.

         Section 4.15 No Interested Stockholder. As of the date of this Agreement, neither the Parent nor any officer or director of the Company is an "interested stockholder" as such term is defined in Section 203 of the DGCL.

         Section 4.16      Tax Returns and Audits.

                          (a)     The Company and its Subsidiaries each has
filed all Tax Returns that it was required to file. All Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                          (b)     Each of the Company and its Subsidiaries has
withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (c)     No director, officer, or employee of the
Company or its Subsidiaries that is responsible for Tax matters expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any director, officer, or employee of the Company or its Subsidiaries that is responsible for Tax matters has knowledge based upon personal contact with any agent of such authority.
Schedule 4.16 lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1990, lists all Tax Returns that have been audited, and lists all Tax Returns that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1990.

                          (d)     None of the Company and its Subsidiaries has
waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (e)     The unpaid Taxes of the Company and its
Subsidiaries (A) did not, as of September 30, 1997, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the latest consolidated balance sheet of the Company (rather than in any notes thereto) included in the Company SEC Documents and as of September 30, 1997 (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns and accounting for Taxes.

                          (f)     None of the Company and its Subsidiaries has
filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii). The Company and its Subsidiaries each has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any material Liability for the Taxes of any Person (other than any for the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (g)     Schedule 4.16 sets forth the following
information in accordance with the Tax Returns with respect to each of the Company and its Subsidiaries as of (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its Subsidiaries,
(B) the amount of any deferred gain or loss allocable to the Company or its Subsidiaries arising out of any Deferred Intercompany Transaction, and (C) the amount of any Code Section 481 adjustment required to be taken into account by the Company and its Subsidiaries on any federal income Tax Return to be filed after the date of this Agreement.

         Section 4.17 Material Contracts. Schedule 4.17 lists all material contracts, agreements, and written arrangements to which the Company or any of its Subsidiaries is a party or by which any of their assets is bound. To the Company's and its Subsidiaries' knowledge, no party to any contract listed on
Schedule 4.17 plans to terminate any such contract with either entity or the Surviving Corporation. Without limiting the foregoing, Schedule 4.17 lists the following contracts, agreements, and written arrangements:

                          (a)     Any written agreement concerning a
partnership or joint venture;

                          (b)     Any written arrangement concerning
confidentiality or noncompetition;

                          (c)     Any written arrangement between the Company
or any of its Subsidiaries and any of their respective officers, directors, employees, or "affiliates," as such term is defined in Rule 405, promulgated by the SEC;

                          (d)     Any written arrangement under which the
consequences of a default or termination would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, business, financial condition, operations, or results of operations of the Company and its Subsidiaries taken as a whole; or

                          (e)     Any other written arrangement (or group of
related arrangements) either involving more than $100,000 individually or $200,000 in the aggregate or not entered into in the ordinary course of business.


The Company has delivered to the Parent a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 4.17. With respect to each such written arrangement: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, assuming the other parties thereto have duly executed and delivered such arrangements and had the necessary power and authority to enter into such written arrangements when executed and delivered; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles, assuming, if applicable, that required consents to assignment are obtained;
(iii) to the Company's knowledge, no party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration under the written arrangement; and (iv) to the Company's knowledge, no party has repudiated any provision of the written arrangement. Neither the Company nor any of its Subsidiaries is a party to any oral contract, agreement, or other arrangement that, if reduced to written form, would be required to be listed in
Schedule 4.17.

         Section 4.18 Insurance. Schedule 4.18 sets forth and briefly describes each insurance policy (including liability, property, business risk, employee health, group life, key man, director/officer liability, and bond insurance and surety arrangements) currently in effect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. The Company has delivered or made available to the Parent a correct and complete copy of each such insurance policy. With respect to each insurance policy currently in effect: (a) the policy is legal, valid, binding, and enforceable and in full force and effect, assuming the other parties thereto have duly executed and delivered such policy and had the necessary power and authority to enter into such policy when executed and delivered; (b) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms until the Closing Date; (c) neither the Company or any of its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (d) to the Company's knowledge, no party to the policy has repudiated any provision thereof.

         Section 4.19 Subsidiaries. Except as set forth in Schedule 4.19, the Company has no Subsidiaries.

         Section 4.20 Real Property. Schedule 4.20 lists all parcels of real property owned or leased (where the lease payments for any year during the term of the lease exceed $250,000) by the Company or its Subsidiaries. With respect to each parcel of owned real property, the Company or its Subsidiaries has good and marketable title to the real property, free and clear of any mortgage, security interest, easement, covenant, or other restriction. With respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. All facilities owned or leased have received all approvals of governmental authorities (including licenses and permits) required in connection with the occupancy or operation thereof.

         Section 4.21 Environmental and Employee Safety Matters. The Company and its Subsidiaries have complied with all laws (including rules and regulations thereunder) of all federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation except for possible violations that in the aggregate do not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Company's knowledge, neither the Company nor any of its Subsidiaries has any liability, and to the Company's knowledge there is no basis for such liability, under any law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agencies thereof), concerning release or threatened release of hazardous substances or pollution or protection of the environment except for possible liabilities that in the aggregate do not have a Material Adverse Effect on the Company and its Subsidiaries as a whole.

         Section 4.22      Intellectual Property.

                          (a)     The Company and its Subsidiaries own or have
the right to use, pursuant to a valid and enforceable license, all Intellectual Property used for the operation of its business as presently conducted and as presently proposed to be conducted. Schedule 4.22 lists each item of Intellectual Property owned or used by the Company and its Subsidiaries. All items of Intellectual Property listed in Schedule 4.22, will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately on and after the Closing Date and each entity has taken all reasonable actions to protect each such item of Intellectual Property.

                          (b)     To the Company's knowledge, the Company and
its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and, each has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation which would have a Material Adverse Effect on the

Company and its Subsidiaries taken as a whole. To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of either entity's Intellectual Property rights.

                          (c)     Set forth on Schedule 4.22 is a list and
description of each patent or registration that has been issued to the Company or its Subsidiaries with respect to any of the Intellectual Property of either entity, each pending patent application or application for registration that either entity has made with respect to any of their Intellectual Property, and each license, agreement, or other permission that either entity has granted to any third party with respect to any of their Intellectual Property (together with any exceptions). The Company and its Subsidiaries have delivered to the Parent true and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).

         Section 4.23      Tangible Personal Property.

                          (a)     The Company and its Subsidiaries own or lease
all tangible personal property (including, without limitation, furniture, fixtures, equipment, and supplies) necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

                          (b)     Except as set forth in the Financial
Statements, each of the Company and its Subsidiaries is the sole lawful and beneficial owner of its tangible personal property, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due or payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) liens in respect of pledges or deposits under worker's compensation laws, all of which liens aggregate less than $100,000, and each of the Company and its Subsidiaries has good and marketable title to all such property.

                          (c)     The tangible personal property of the Company
and its Subsidiaries is in good and serviceable condition, reasonable wear and tear excepted, and the value attributed to it in the Financial Statements represents an amount not in excess of the purchase price, less reasonable depreciation, of such property. Consistent with past practices, the Company and its Subsidiaries shall repair or replace all tangible personal property used or disposed of after the date of this Agreement, whether or not in the ordinary course of business.

         Section 4.24     Employees and Independent Contractors.  Set forth on
Schedule 4.24 is a true and complete schedule of the names of all persons who perform services for the Company and its Subsidiaries as of the date of this Agreement, classified as permanent employees, temporary employees, or independent contractors and classified according to whether the employee's services are billable to a third party. To the Company's knowledge, all of the employees and independent contractors of the Company and its Subsidiaries are properly and currently licensed, to the extent that licensure is required, and all of such licenses are in good standing.

To the Company's and its Subsidiaries' knowledge, no employee or group of employees or independent contractors listed on Schedule 4.24 plans to terminate employment with either entity or the Surviving Corporation. All professional employees (non-billable, core employees) named on Schedule 4.24 are subject to non-competition and other obligations no less favorable to the Company than the terms reflected in the standard form of non-competition agreements previously delivered to the Parent.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                           OF THE PARENT AND THE SUB

         Except as set forth in the Parent Disclosure Letter with respect to any particular representation, the Parent and the Sub represent and warrant to the Company as follows:

         Section 5.1 Organization. The Parent, the Sub, and the Parent's Subsidiaries each is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole. The Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

         Section 5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Parent consists of (a) 100,000,000 shares of Parent Common Stock of which, as of December 31, 1997, 29,794,592 shares were issued and outstanding and 608,796 shares were held in treasury, and (b) 15,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding or reserved for issuance. As of December 31, 1997, 9,000,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options pursuant to the Parent Stock Plan. Of these 9,000,000 reserved shares, options to purchase 3,424,865 shares are outstanding at a weighted average per share exercise price of $9.43. All the outstanding shares of the Parent's capital stock are, and all shares of Parent Common Stock that are to be issued pursuant to the Merger or that may be issued pursuant to the Parent Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. As of the date of this Agreement, no Voting Debt of the Parent is issued or outstanding. As of the date of this Agreement, the only issuances of the Parent's capital stock since December 31, 1997, were upon the exercise of options outstanding on December 31, 1997, pursuant to the Parent Stock Plan. Except as set forth above and except for this Agreement, as of the date of this Agreement, there are no existing options, warrants, calls, subscriptions, other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Parent or any of its Subsidiaries, or obligating the Parent or any of its Subsidiaries to issue, transfer, or sell, or cause to be issued, transferred, or sold, any shares of capital stock or Voting Debt of, or other equity interests in, the Parent or of any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Parent or any of its Subsidiaries to grant, extend, or enter into any such option, warrant, call, subscription, or other right, agreement, or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Parent or any of its Subsidiaries that would have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole. As of the date of this Agreement, the authorized capital stock of the Sub consists of 10,000 shares of Common Stock, par value $.01 per share, all of which are validly issued, fully paid, and nonassessable and are owned by the Parent.

         Section 5.3 Authority. The Parent and the Sub have the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent and the Sub and no other corporate proceedings on the part of the Parent and the Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than with respect to the Merger, the approval of the issuance of Parent Common Stock pursuant to the Merger Agreement by the holders of a majority of the outstanding shares of Parent Common Stock). This Agreement has been duly executed and delivered by the Parent and the Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of the Parent and the Sub, as the case may be, enforceable against them in accordance with its terms.

         Section 5.4 Consents and Approvals; No Violations. Neither the execution, delivery, or performance of this Agreement by the Parent and the Sub, nor the consummation by the Parent and the Sub of the transactions contemplated hereby, nor compliance by the Parent and the Sub with any of the provisions of this Agreement, will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation, or by-laws of the Parent and the Sub, (ii) except as contemplated in Sections 7.1(c) or 7.5, require any filing with, or authorization, consent, permit, or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole),
(iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Parent, any of its Subsidiaries, or any of their properties or assets, except as they relate to (iii) and (iv), for violations, breaches, or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

         Section 5.5 SEC Reports and Financial Statements. Each of the Parent and its Subsidiaries has filed with the SEC, and has made available to the Company true and complete copies of all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since August 15, 1995, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the accounting rules applicable to reports on Form 10-Q under the Exchange Act), and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The Parent has made available to the Company true and complete copies of all material amendments and modifications that have not been filed by the Parent with the SEC to all agreements, documents, and other instruments that previously have been filed by the Parent with the SEC and are currently in effect.

         Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, there has not been any (a) event, change, or effect having, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, (b) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent, (c) any redemption, purchase, or other acquisition of any of its securities, (d) any change by Parent in its accounting methods, principles or practices, (e) any revaluation by Parent of any material asset (including any writing-off of notes or accounts receivable), other than in the ordinary course of business consistent in all material respects with past practice, or (f) as of the date of this Agreement, any entry by Parent or any Subsidiary of Parent into any commitment or transaction material to Parent and the Subsidiaries of Parent taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice.

         Section 5.7 No Undisclosed Liabilities. Except as and to the extent set forth on the most recent consolidated balance sheet of the Parent (including the notes thereto) included in the Parent SEC Documents, neither the Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) disclosed in any Parent SEC Document filed prior to the date of this Agreement or (ii) incurred pursuant to this Agreement.

         Section 5.8      Employee Benefit Plans.

                          (a)     Schedule 5.8 contains a true and complete
list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Parent or the Sub or by any trade or business, whether or not incorporated, that together with the Parent or the Sub would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Parent ERISA Affiliate"), for the benefit of any employee or terminated employee of the Parent or the Sub or any ERISA Affiliate of the Parent or the Sub (the "Parent Benefit Plans"). Schedule 5.8 identifies each Parent Benefit Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "Parent ERISA Plans").

                          (b)     Neither the Parent nor the Sub nor any Parent
ERISA Affiliate participates currently or has ever participated in, or is required currently or has ever been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

                          (c)     Neither the Parent nor the Sub nor any Parent
ERISA Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any pension plan that is subject to Title IV of ERISA or Section 412 of the Code.

                          (d)     True and complete copies of each of the
Parent Benefit Plans and related trusts have been furnished to the Company, together with the most recent financial statement prepared with respect to any of such Parent Benefit Plans that is funded, the most recent Internal Revenue Service determination letter, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such documents that cannot be furnished; and any such documents furnished and the nature of the documents that cannot be furnished shall be reasonably satisfactory to the Company.

                          (e)     With respect to each Parent Benefit Plan
intended to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the Internal Revenue Service has been received to the effect that the Parent Benefit Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code or the time for filing a determination letter request with the IRS with respect to the Parent Benefit Plans has not expired, and nothing has occurred or will occur through the Effective Time (including without limitation the transactions contemplated by this Agreement) that would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

                          (f)     All contributions required by each Parent
Benefit Plan or by law with respect to all periods through the Effective Time shall have been made by such date (or provided for by the Parent or the Sub by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to any Parent Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

                          (g)     No claim, lawsuit, arbitration, or other
action has been, to the Parent's or the Sub's knowledge, threatened, asserted, or instituted against any Parent Benefit Plan, any trustee or fiduciaries thereof, the Parent, the Sub, or any of the assets of any trust maintained under any Parent Benefit Plan other than which would not have a Material Adverse Effect on the Parent or the Sub taken as a whole.

                          (h)     All amendments required to bring any Parent
Benefit Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted or will be adopted within the time prescribed by law for making such amendments.

                          (i)     Any bonding required with respect to any
Parent ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                          (j)     Each Parent Benefit Plan has been operated
and administered in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code other than which would not have a Material Adverse Effect on the Parent or the Sub taken as a whole.

                          (k)     Each Parent Benefit Plan intended to be
"qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained under such Parent Benefit Plan is exempt from taxation under section 501(a) of the Code.

                          (l)     No "prohibited transaction," as such term is
defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Parent Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") that could subject the Company, the Parent, the Sub, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

                          (m)     No Parent Benefit Plan is under audit by the
IRS or the Department of Labor.

                          (n)     No welfare benefit plan (within the meaning
of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or by Sections 601 through 608 of ERISA, or Sections 162 and 4980B of the Code at the expense of the participant or the beneficiary of the participant.

                          (o)     Neither the Parent nor the Sub currently
maintains or contributes to any severance pay plan.

                          (p)     No individual shall accrue or receive any
additional benefits, service, or accelerated rights to payment of benefits under any Parent Benefit Plan as a result of the actions contemplated by this Agreement;

                          (q)     The Parent and the Sub have complied with all
of the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Sections 601 through 608 of ERISA, and Sections 162 and 4980B of the Code;

                          (r)     The actions contemplated by this Agreement
shall not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" as such term if defined in Section 280G of the Code.

         Section 5.9 Other Benefit Plans. Except as disclosed in the Parent SEC Documents or in Schedule 5.9 filed before the date of this Agreement, and except as provided for in this Agreement, as of the date of this Agreement neither the Parent nor the Sub is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Parent or the Sub providing for contingent benefits or the alteration of terms, based upon the occurrence of a transaction involving the Parent or the Sub of the nature contemplated by this Agreement, or agreement providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, providing for increased benefits or the accelerated vesting of the benefits by the occurrence of any of the transactions contemplated by this Agreement, or the calculation of the value of any of the benefits on the basis of any of the transactions contemplated by this Agreement.

         Section 5.10 Accounting and Tax Matters. Neither the Parent nor, to the Parent's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling-of-interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither the Parent nor, to the Parent's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code and, to the Parent's knowledge, the Merger will so qualify.

         Section 5.11 Litigation. Except as disclosed in the Parent SEC Documents filed before the date of this Agreement, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries before any Governmental Entity. Except as disclosed in the Parent SEC Documents filed before the date of this Agreement, neither the Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole or would prevent the Parent from consummating the transactions contemplated hereby.

         Section 5.12 Interim Operations of the Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, and has conducted its operations only as contemplated hereby.

         Section 5.13 Compliance with Applicable Law. The Parent and the Sub hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Parent and the Sub, taken as a whole. The Parent and the Sub are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Material Adverse Effect on the Parent and the Sub taken as a whole. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, the businesses of the Parent and the Sub are not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as can be foreseen, in the future will not, have a Material Adverse Effect on the Parent and the Sub, taken as a whole. No investigation or review by any Governmental Entity with respect to the Parent or the Sub is pending or, to the knowledge of the Parent, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review.

         Section 5.14 Opinion of Financial Advisor. The Parent has received the opinion of Robert W. Baird & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the Parent's shareholders from a financial point of view. A copy of the opinion will be delivered to the Company before February 6, 1998.


         Section 5.15     Tax Returns and Audits.

                          (a)     The Parent and the Sub each has filed all Tax
Returns that it was required to file. All Tax Returns were correct and complete in all respects. All Taxes owed by either the Parent or the Sub (whether or not shown on any Tax Return) have been paid. Neither the Parent nor the Sub currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where either the Parent or the Sub does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Parent and the Sub that arose in connection with any failure (or alleged failure) to pay any Tax.

                          (b)     The Parent and the Sub have withheld and paid
all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (c)     No holder of Parent Common Stock or director
or officer (or employee responsible for Tax matters) of the Parent or the Sub expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Parent or the Sub either (A) claimed or raised by any authority in writing or (B) as to which any holder of Parent Common Stock and the directors and officers (and employees responsible for Tax matters) of the Parent and the Sub has knowledge based upon personal contact with any agent of such authority. Schedule 5.15 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Parent and the Sub for taxable periods ended on or after December 31, 1995, lists all Tax Returns that have been audited, and lists all Tax Returns that currently are the subject of audit. The Parent has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Parent and the Sub since December 31, 1995.

                          (d)     Neither the Parent nor the Sub has waived any
statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (e)     The unpaid Taxes of the Parent and the Sub
(A) did not, as of September 30, 1997, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest consolidated balance sheet of the Parent (rather than in any notes thereto) included in the Parent SEC Documents and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and the Sub in filing their Tax Returns.

                          (f)     Neither the Parent nor the Sub has filed a
consent under Code Section 341(f) concerning collapsible corporations.
Neither the Parent nor the Sub has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Neither the Parent nor the Sub has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Parent and the Sub each has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Parent nor the Sub is a party to any Tax allocation or sharing agreement. Neither the Parent nor the Sub (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) has any Liability for the Taxes of any Person (other than any for the Parent and the Sub) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (g)     Schedule 5.15 sets forth the following
information with respect to each of the Parent and the Sub as of the most recent practicable date: (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Parent or the Sub, (B) the amount of any deferred gain or loss allocable to the Parent or the Sub arising out of any Deferred Intercompany Transaction, and (C) the amount of any Code Section 481 adjustment required to be taken into account by the Company and its Subsidiaries on any federal income Tax Return to be filed after the date of this Agreement.

         Section 5.16 Material Contracts. Schedule 5.16 lists all material contracts, agreements, and written arrangements to which the Parent or the Sub is a party or by which any of their assets is bound. To the Parent's and the Sub's knowledge, no party to any contract listed on Schedule 5.16 plans to terminate any such contract with either entity or the Surviving Corporation. Without limiting the foregoing, Schedule 5.16 lists the following contracts, agreements, and written arrangements:

                          (a)     Any written agreement concerning a
partnership or joint venture;

                          (b)     Any written arrangement concerning
confidentiality or noncompetition;

                          (c)     Any written arrangement between the Parent or
the Sub and any of their respective officers, directors, employees, or "affiliates," as such term is defined in Rule 405, promulgated by the SEC;

                          (d)     Any written arrangement under which the
consequences of a default or termination would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, business, financial condition, operations, or results of operations of the Parent or the Sub taken as a whole; or

                          (e)     Any other written arrangement (or group of
related arrangements) either involving more than $100,000 individually or $200,000 in the aggregate or not entered into in the ordinary course of business.

The Parent has delivered to the Company a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 5.16. With respect to each such written arrangement: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, assuming the other parties thereto have duly executed and delivered such arrangements and had the necessary power and authority to enter into such written arrangements when executed and delivered; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles, assuming, if applicable, that required consents to assignment are obtained;
(iii) to the Parent's knowledge, no party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration under the written arrangement; and (iv) to the Parent's knowledge, no party has repudiated any provision of the written arrangement. Neither the Parent nor the Sub is a party to any oral contract, agreement, or other arrangement that, if reduced to written form, would be required to be listed in Schedule 5.16.

         Section 5.17 Insurance. Schedule 5.17 sets forth and briefly describes each insurance policy (including liability, property, business risk, employee health, group life, key man, director/officer liability, and bond insurance and surety arrangements) currently in effect to which the Parent or the Sub is a party, a named insured, or otherwise the beneficiary of coverage. The Parent has delivered or made available to the Company a correct and complete copy of each such insurance policy. With respect to each insurance policy currently in effect: (a) the policy is legal, valid, binding, and enforceable and in full force and effect, assuming the other parties thereto have duly executed and delivered such policy and had the necessary power and authority to enter into such policy when executed and delivered; (b) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms until the Closing Date; (c) neither the Parent nor the Sub nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (d) to the Parent's knowledge, no party to the policy has repudiated any provision thereof.

         Section 5.18 Subsidiaries. Except as set forth in Schedule 5.18, the Parent has no Subsidiaries.

         Section 5.19 Real Property. Schedule 5.19 lists all parcels of real property owned or leased (where the lease payments for any year during the term of the lease exceed $250,000) by the Parent or the Sub. With respect to each parcel of owned real property, the Parent or the Sub has good and marketable title to the real property, free and clear of any mortgage, security interest, easement, covenant, or other restriction. With respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. All facilities owned or leased have received all approvals of governmental authorities (including licenses and permits) required in connection with the occupancy or operation thereof.

         Section 5.20 Environmental and Employee Safety Matters. The Parent and the Sub have complied with all laws (including rules and regulations thereunder) of all federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation except for possible violations that in the aggregate do not have a Material Adverse Effect on the Parent and the Sub taken as a whole. To the Parent's knowledge, neither the Parent nor the Sub has any liability, and to the Parent's knowledge there is no basis for such liability, under any law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agencies thereof), concerning release or threatened release of hazardous substances or pollution or protection of the environment except for possible liabilities that in the aggregate do not have a Material Adverse Effect on the Parent and the Sub as a whole.

         Section 5.21     Intellectual Property.

                          (a)     The Parent and the Sub own or have the right
to use, pursuant to a valid and enforceable license, all Intellectual Property used for the operation of its business as presently conducted and as presently proposed to be conducted. Schedule 5.21 lists each item of Intellectual Property owned or used by the Parent and the Sub. All items of Intellectual Property listed in Schedule 5.21, will be owned or available for use by the Parent and the Sub on identical terms and conditions immediately on and after the Closing Date and each entity has taken all reasonable actions to protect each such item of Intellectual Property.

                          (b)     To the Parent's knowledge, the Parent and the
Sub have not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and, each has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation which would have a Material Adverse Effect on the

Parent and the Sub taken as a whole. To the Parent's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of either entity's Intellectual Property rights.

                          (c)     Set forth on Schedule 5.21 is a list and
description of each patent or registration that has been issued to the Parent or the Sub with respect to any of the Intellectual Property of either entity, each pending patent application or application for registration that either entity has made with respect to any of their Intellectual Property, and each license, agreement, or other permission that either entity has granted to any third party with respect to any of their Intellectual Property (together with any exceptions). The Parent and the Sub have delivered to the Company true and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).

         Section 5.22     Tangible Personal Property.

                          (a)     The Parent and the Sub own or lease all
tangible personal property (including, without limitation, furniture, fixtures, equipment, and supplies) necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

                          (b)     Except as set forth in the Financial
Statements, each of the Parent and the Sub is the sole lawful and beneficial owner of its tangible personal property, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due or payable,
(ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) liens in respect of pledges or deposits under worker's compensation laws, all of which liens aggregate less than $100,000, and each of the Parent and the Sub has good and marketable title to all such property.

                          (c)     The tangible personal property of the Parent
and the Sub is in good and serviceable condition, reasonable wear and tear excepted, and the value attributed to it in the Financial Statements represents an amount not in excess of the purchase price, less reasonable depreciation, of such property. Consistent with past practices, the Parent and the Sub shall repair or replace all tangible personal property used or disposed of after the date of this Agreement, whether or not in the ordinary course of business.

         Section 5.23     Employees and Independent Contractors.  Set forth on
Schedule 5.23 is a true and complete schedule of the names of all persons who perform services for the Parent and the Sub as of the date of this Agreement, classified as permanent employees, temporary employees, or independent contractors and classified according to whether the employee's services are billable to a third party. To the Parent's knowledge, all of the employees and independent contractors of the Parent and the Sub are properly and currently licensed, to the extent that licensure is required, and all of such licenses are in good standing. To the Parent's and the Sub's knowledge, no employee or group of employees or independent





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

contractors listed on Schedule 5.23 plans to terminate employment with either entity or the Surviving Corporation.


                                   ARTICLE VI
                                   COVENANTS

         Section 6.1 Covenants of the Company and the Parent. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

                          (a)     Ordinary Course.  The Company and its
Subsidiaries and the Parent, the Sub and their Subsidiaries shall carry on their respective businesses in the usual, regular, and ordinary course in substantially the same manner as conducted before the date of this Agreement and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with customers and others having business dealings with them to the end that a Material Adverse Effect shall not result to its goodwill and ongoing business at the Effective Time.

                          (b)     Dividends; Changes in Stock.  (i) The Company
shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company propose to, (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for dividends by a wholly-owned Subsidiary, (B) split, combine, or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or
(C) repurchase, redeem, or otherwise acquire any shares of its capital stock.

                                  (ii)     The Parent shall not, nor shall it
permit any of its Subsidiaries to, nor shall the Parent propose to, (A) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock except for dividends by a wholly-owned Subsidiary, (B) split, combine, or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock (unless appropriate adjustment is made to prevent dilution in the number of shares to be received by the Company's shareholders), or (C) repurchase, redeem, or otherwise acquire, or permit any Subsidiary to repurchase, redeem, or otherwise acquire, any shares of its capital stock (unless appropriate adjustment is made to prevent dilution in the number of shares to be received by the Company's shareholders).

                          (c)     Issuance of Securities.  (i)  The Company
shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into, or any rights, warrants, calls, subscriptions, or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of shares of Company Common Stock, upon the exercise of stock options or stock grants or the acceptance of offers issued, awarded, or granted or made prior to the date of this Agreement pursuant to the Company Stock Option Plans, and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

                                  (ii)      The Parent shall not, nor shall it
permit any of its Subsidiaries to, issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, in excess of 1,500,000 shares of its capital stock of any class, any Voting Debt, or any securities convertible into, or any rights, warrants, calls, subscriptions, or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of shares of Parent Common Stock, upon the exercise of stock options or stock grants or the acceptance of offers issued, awarded, or granted or made prior to the date of this Agreement pursuant to the Parent Stock Option Plan or the issuance of additional options to purchase Shares of Parent Common Stock under the Parent Stock Option Plan; and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

                          (d)     Governing Documents.  Except as contemplated
by Sections 2.1 and 2.3, neither the Company nor the Parent shall amend or propose to amend its Certificate of Incorporation or Articles of Incorporation, as the case may be, or its By-laws.

                          (e)     No Solicitation of Competing Transactions.
Neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, agent, or otherwise, initiate, solicit, or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors, or employees of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other agent or representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify the Parent orally promptly and in writing (as promptly as practicable) of all of the relevant details relating to any inquiry or proposal that the Company or any of its Subsidiaries or any officer, director, or employee of the Company, or any investment banker, financial advisor, attorney, accountant, or other agent or representative of the Company may receive relating to a Competing Transaction and if such inquiry or proposal is in writing, the Company shall deliver to the Parent a copy of such inquiry or proposal unless delivery would violate the fiduciary duties of the Company, in which case, the Company will provide to the Parent a fair and complete description of the terms of such Competing Transaction.

         Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith after receipt of advice of the Company's independent counsel (who may be the Company's regularly engaged independent legal counsel) that the action described below is necessary to comply with their fiduciary duties to the

Company or its stockholders under applicable law and before taking the action, the Company (i) provides immediate notice to the Parent that it is taking the action and provides in any such notice to the Parent in reasonable detail, the identity of the person or entity making a proposal and the terms and conditions of the proposal, and (ii) provides the Parent with all information to be provided to the person or entity that the Parent has not previously been provided, and (iii) receives from such person or entity an executed confidentiality agreement on terms not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, then the Company may:

                          (i) furnish information (including non-public
information) to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal of a Competing Transaction,

                          (ii) comply with Rule 14e-2 promulgated under the
Exchange Act with regard to a tender or exchange offer,

                          (iii) refer any third party to this Section 6.1(e) or
make a copy of this Section 6.1(e) available to any third party, or

                          (iv) fail to make or withdraw or modify its
recommendation referred to in Section 7.2(a) following the receipt of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction

                          (f)     No Acquisitions.  The Company shall not, nor
shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the ordinary course of business. Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its Subsidiaries to (i) make any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate, (ii) make any venture capital investment, or (iii) open any additional offices.

                          (g)     No Dispositions.  Other than (i) as may be
required by law to consummate the transactions contemplated by this Agreement or (ii) sales or licenses of products or technology in the ordinary course of business consistent with prior practice, the Company and the Parent shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its assets that with respect to the Company are material or with respect to the Parent would create a Material Adverse Effect, individually or in the aggregate, to the Company and its Subsidiaries or to the Parent and its Subsidiaries, as the case may be, taken as a whole.

                          (h)     Indebtedness and Leases.  The Company and the
Parent shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any debt securities of the Company or the Parent, as the case may be, or any of its Subsidiaries, guarantee any debt securities of others, prepay any indebtedness of the Company or the Parent, as the case may be, other than, in each case, in the ordinary course of business consistent with prior practice. The Company and the Parent shall not, and shall not permit any of its Subsidiaries to, enter into any material leases.

                          (i)     Other Actions.  Notwithstanding the fact that
such action might otherwise be permitted pursuant to this Section 6.1, no party shall, nor shall any party permit any of its Subsidiaries to, take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement being untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied, including any disposition of assets or distributions to the Company's stockholders that would prevent the Parent's counsel from rendering the opinion described in Section 8.1(g).

                          (j)     Advise of Changes; Filings.  Each party shall
confer on a regular and frequent basis with the other, report on operational matters, and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party and its Subsidiaries taken as a whole. Each party shall promptly provide the other (and its counsel) copies of all filings made by such party with any federal, state, or foreign Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

         Section 6.2 Additional Covenants. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of the Parent (i) enter into, adopt, amend (except as may be required by law), or terminate any Company Benefit Plans or other employee benefit plan, or any agreement, arrangement, plan, or policy between the Company and one or more of its directors or officers, (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer, or employee, (iii) pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, or performance units), or (iv) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing. The Parent will not take any of the foregoing actions except in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

         Section 7.1      Registration Statement; Joint Proxy Statement.

                          (a)     As promptly as practicable after the date of
this Agreement, the Company shall supply the Parent with the information pertaining to the Company required by the rules and regulations of the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement"), which information will not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of the Company's and the Parent's respective stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Joint Proxy Statement"), which information will not, at the date mailed to stockholders and at the time of the Stockholders' Meetings of the Company and of the Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Joint Proxy Statement or the Registration Statement based on information supplied by the Parent or the Sub in writing for inclusion in such documents. If before the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform the Parent and shall make appropriate amendments or supplements to the Joint Proxy Statement.

                          (b)     As promptly as practicable after the date of
this Agreement, the Parent shall supply the Company with the information pertaining to the Parent required by the rules and regulations of the Exchange Act for inclusion or incorporation by reference in the Joint Proxy Statement, which information will not, at the date mailed to stockholders and at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Parent with respect to statements made in the Registration Statement or Joint Proxy Statement based on information supplied by the Company in writing for inclusion in such documents. If before the Effective Time any event or circumstance relating to the Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Parent shall promptly inform the Company and shall make appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement.

                          (c)     As promptly as practicable after the
execution of this Agreement, the Company and the Parent shall prepare and file with the SEC the Joint Proxy Statement relating to the Stockholders' Meetings of the Company and of the Parent. As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and the Parent of all information required to be contained therein, the Parent shall promptly prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. The Parent shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take any action required under applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as the Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement becomes effective, the Company and the Parent shall mail the Joint Proxy Statement to their respective stockholders.


         Section 7.2      Stockholders' Meetings.

                          (a)     The Company and the Parent shall each,
consistent with applicable law and their Certificate of Incorporation or Articles of Incorporation, as applicable, and By-laws, call and hold a special meeting of its stockholders as promptly as practicable for the purpose of voting upon the adoption or approval of this Agreement, and in the case of the Parent the issuance of Parent Common Stock pursuant to this Agreement (the "Stockholders' Meeting"), and shall use all reasonable efforts to hold their respective Stockholders' Meetings as soon as practicable after the date on which the Registration Statement becomes effective. The Company and the Parent shall each, subject to the applicable fiduciary duties of their directors, as determined by such directors in good faith with the advice of their independent counsel (who may be their regularly engaged independent legal counsel) (i) use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption or approval, as the case may be, of the Merger, (ii) shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware or Florida law, as the case may be, to obtain such adoption or approvals, and the Company and the Parent shall include in the Joint Proxy Statement the recommendation of its Board of Directors in favor of this Agreement.

                          (b)     The Parent shall vote (or consent with
respect to) any shares of common stock of the Sub beneficially owned by it, or with respect to which it has the power (by agreement, proxy, or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of the shareholders of the Sub at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the shareholders of the Sub by consent in lieu of a meeting).

                          (c)     The Parent shall appoint the three
individuals listed on Schedule 7.2(c) to the Board of Directors of the Parent to serve the terms and on the Committees of the Board set forth opposite each individual's name, commencing at the Effective Time.

         Section 7.3 Pooling Opinion of the Parent's Accountants, Comfort Letter of Company's Accountants and Parent's Accountant's. (a) The Parent shall use all reasonable efforts to cause to be delivered to the Company a Pooling Opinion. The Company shall cooperate with Price Waterhouse LLP so that a Pooling Opinion may be delivered to the Parent.

                          (b)     The Company shall cause to be delivered to
Parent a letter of Price Waterhouse, LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with underwriting of securities.

                          (c)     Parent shall cause to be delivered to the
Company a letter to Price Waterhouse LLP, Parent's independent auditors, dated a date within two business days before the date of which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accounts in connection with registration statements similar to the Registration Statement.

         Section 7.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, and all other authorized representatives of the Parent, full access during the period before the Effective Time, to all its properties, books, contracts, commitments, records, customers, accountants, and counsel. Upon reasonable notice, the Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, and all other authorized representatives of the Company, full access during the period before the Effective Time, to all of its properties, books, contracts, commitments, records, customers, accountants, and counsel. During the period before the Effective Time, each of the Company and the Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws. The Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent all other information concerning its business, properties, and personnel and access for discussions with such of its management personnel as the Parent may reasonably request. The Parent shall (and shall cause its Subsidiaries to) furnish promptly to the Company all other information concerning its business, properties, and personnel, and access for discussions with such of its management personnel as the Company may reasonably request. The parties will hold any such information that is "evaluation material" (as defined in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement.

         Section 7.5 Legal Conditions to Merger. The Company, the Parent, and the Sub each will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity), and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. The Company, the Parent, and the Sub will each, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the Parent, the Company, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         Section 7.6 Affiliates. Before the Closing Date, the Company and the Parent each shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company and the Parent, its "affiliates" for purposes of Rule 145 under the Securities Act and the SEC's Accounting Series Release 135. The Company shall use its best efforts to cause each such person to deliver to the Parent on or before the Closing Date a written agreement, substantially in the form attached as Exhibit 7.6 hereto.

         Section 7.7 Stock Exchange Listing. The Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Option Plans after the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

         Section 7.8      Company Stock Option Plans.

                          (a)     At the Effective Time, the Parent will
substitute for each outstanding option to purchase Company Common Stock, as amended or modified, (each a "Company Stock Option") granted under the Company Stock Option Plans, whether vested or unvested, an option (each a "Replacement Stock Option") to acquire, on the same terms and conditions as were applicable under such Company Stock Option prior to the Effective Time (including, without limitation, any vesting acceleration terms automatically triggered by the Merger), the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately before the Effective Time (not taking into account whether or not such Company Stock Option was in fact exercisable), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Company Common Stock issuable upon exercise of such Company Stock Option immediately prior to the Effective Time divided by (ii) the number of shares of Parent Common Stock deemed issuable pursuant to such Company Stock Option at the Effective Time; however, in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 425(a) of the Code.

                          (b)     As soon as practicable after the Effective
Time, the Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant to the applicable Replacement Stock Option.

                          (c)     The Parent shall take all corporate action
necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section.

                          (d)     The Parent shall file a Registration
Statement on Form S-8 (or any successor form), as soon as practicable after the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Replacement Stock Options, and the Parent shall use its best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such Replacement Stock Options shall remain outstanding.

                          (e)     The Company will take all necessary actions
pursuant to the Company Stock Option Plans and the instruments evidencing the Company Stock Options to provide for the replacement of the Company Stock Options in accordance with this Section.

         Section 7.9 Expenses. Except as set forth in Section 9.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, and, in connection therewith, each of the Parent and the Company shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement and the Registration Statement shall be shared equally by the Parent and the Company.

         Section 7.10 Brokers or Finders. Each of the Parent and the Company represents, as to itself, its Subsidiaries, and its affiliates, that no agent, broker, investment bankers, financial advisor, or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Robert W. Baird & Co. Incorporated, whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm and Rauscher Pierce Refsnes, Inc. and The Robinson-Humphrey Company, LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to the Parent prior to the date of this Agreement), and each of the Parent and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities, or obligations with respect to any other fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         Section 7.11 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of the Company described in Section 8.1(a), including cooperating fully with the other parties. Without limiting the generality of the foregoing sentence, the parties shall provide all information and make all necessary filings under the HSR Act, and the Parent shall use its best efforts to obtain regulatory approvals or clearances to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         Section 7.12 Tax Treatment. The Company and the Parent agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 7.13 Public Announcements. Company and the Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other.

         Section 7.14 Indemnification; Directors' and Officers' Liability Insurance. All rights to indemnification and/or reimbursement existing in favor of any present or former director, officer, or employee of the Company or any of its Subsidiaries (an "Indemnified Party") as provided in (a) the Company's Certificate of Incorporation or Bylaws, or (b) the certificate of incorporation, bylaws, or similar organizational documents of any of its subsidiaries, or (c) such related contracts as are listed on Schedule 7.14, each as in effect on the date hereof, shall survive the Merger with respect to matters occurring at or prior to the Effective Time including without limitation, those with respect to this Agreement. The Parent and the Sub agree that pursuant to the terms of the Merger such obligations and liabilities with respect to indemnification and reimbursement of the Indemnified Parties shall become obligations and liabilities of the Parent and the Surviving Corporation and its respective successors. For a period of six years after the Closing Date, the Parent and the Sub shall cause to be maintained in effect, at no expense to the insured thereunder, the current policy or policies (hereinafter, simply "Current Policy") of directors' and officers' liability insurance ("D&O Insurance") maintained by the Company; however, (i) the Parent and the Sub shall have the right to substitute therefor a policy or policies that provide the same limit of liability as the Current Policy and that provide, in all material respects, the same coverage as the Current Policy, (ii) the D&O Insurance to be maintained during such six-year period shall cover only wrongful facts of the insureds that occur prior to the Closing Date; and (iii) neither the Parent nor the Sub shall be required to expend an amount greater than 125% of the annual premium on the Current Policy."


                                  ARTICLE VIII
                                   CONDITIONS

         Section 8.1 Conditions to Each Party's Obligation To Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                          (a)     Stockholder Approval.  This Agreement shall
have been approved or adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at its Stockholders' Meeting.

                          (b)     Nasdaq Listing.  The shares of Parent Common
Stock issuable to the Company's stockholders pursuant to this Agreement and under the Company Stock Option Plans after the Merger shall have been authorized for listing on Nasdaq, upon official notice of issuance.

                          (c)     Other Approvals.  Other than the filing
provided for by Section 2.1 and any filing pursuant to state takeover laws, all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including the expiration of all applicable waiting periods under the HSR Act), the failure to obtain which would have a Material Adverse Effect on the Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred, or been obtained. The Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue Parent Common Stock pursuant to this Agreement after the Merger.

                          (d)     Registration Statement.  The Registration
Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                          (e)     No Injunctions or Restraints.  No temporary
restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

                          (f)     Pooling Opinion.  The Parent and the Company
shall each have received a Pooling Opinion.

                          (g)     Tax Opinion.  The Parent and the Company
shall have received the opinion of Holland & Knight LLP, counsel to the Parent, dated on or about the date that is two business days before the date the Joint Proxy Statement is first mailed to stockholders of the Company, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Parent, the Sub, and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, counsel to the Parent may rely upon certificates of officers of the Parent and the Company as to factual matters.

                          (h)     Fairness Opinions.  The opinions of Robert W.
Baird & Co., delivered to the Parent as described in Section 5.14, and The Robinson-Humphrey Company, LLC, delivered to the Company as described in
Section 4.12, shall not have been withdrawn or modified in any material respect.

         Section 8.2 Conditions to Obligations of the Parent and the Sub. The obligations of the Parent and the Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Parent and the Sub:

                          (a)     Representations and Warranties.  The
representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; however, if any such representation or warranty is already qualified by materiality, for purposes of this section, each such representation or warranty shall be modified by materiality only once. The Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                          (b)     Performance of Obligations of the Company.
The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                          (c)     Letter from Company Affiliates.  The Parent
shall have received from each person named in the letter referred to in Section
7.6 an executed copy of an agreement substantially in the form of Exhibit 7.6.

                          (d)     No Amendments to Resolutions.  Neither the
Board of Directors of the Company nor any committee thereof shall have amended, modified, rescinded, or repealed the resolutions adopted by such Board on January 30, 1998 (accurate and complete copies of which have been provided to the Parent) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                          (e)     Employment and Noncompetition Agreements.
Richard DuPont shall have entered into an employment and noncompetition agreement with the Sub having the principal terms described on Exhibit 8.2.

                          (f)     Consents Under Company Obligations.  Company
shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Parent, with or without including its ownership of the Company and its Subsidiaries after the Merger, or the Company.

                          (g)     No Acceleration of Option Vesting.  During
the period beginning on the date of this Agreement and ending on the Closing Date, the Board of Directors of the Company shall not have taken any action to accelerate the vesting or exercisability of any outstanding option granted under any Company Stock Option Plan on or before the Closing Date.

                          (h)     Legal Opinion.  The Parent shall have
received the opinion of Katten Muchin & Zavis, counsel to the Company, to the effect that, (i) the Company is duly organized, validly existing under the laws of the State of Delaware, and has the corporate powers and authority to execute, deliver, and perform this Agreement, and (ii) this Agreement has been duly authorized, executed, and delivered by the Company.

                          (i)     Employee Matters.  There shall have been no
material changes in the employment of the persons named on Schedule 4.24 either qualitatively or quantitatively.

         Section 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived by the Company:

                          (a)     Representations and Warranties.  The
representations and warranties of the Parent and the Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; however, if any such representation or warranty is already qualified by materiality, for purposes of this section, each such representation or warranty shall be modified by materiality only once. The Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

                          (b)     Performance of Obligations of the Parent and
the Sub. The Parent and the Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

                          (c)     Directors Election.  The persons named on
Schedule 7.2(c) shall have been elected directors of the Parent as of the Effective Time.

                          (d)     No Amendments to Resolutions.  Neither the
Board of Directors of the Parent nor any committee thereof shall have amended, modified, rescinded, or repealed the resolutions adopted by such Board on January 30, 1998 (accurate and complete copies of which have been provided to the Company) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                          (e)     Legal Opinion.  The Company shall have
received the opinion of Holland & Knight LLP, counsel to the Company, to the effect that, (i) the Parent and Sub each is duly organized, validly existing under the laws of the State of Florida, and has the corporate power and authority to execute, deliver, and perform this Agreement, and (ii) this Agreement has been duly authorized, executed, and delivered by the Parent and Sub.

                                   ARTICLE IX
                                  TERMINATION,
                             AMENDMENT, AND WAIVER

         Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the
Parent:

                          (a)     by written consent duly authorized by the
Boards of Directors of each of the Parent and the Company;

                          (b)     by the Parent or the Company if either (i)
the Effective Time shall not have occurred on or before June 30, 1998; however,
(x) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

and (y) if a request for additional information is received from a Governmental Entity pursuant to the HSR Act, the date in this Section 9.1(b)(i) shall be extended to the 90th day following acknowledgment by such Governmental Entity that the Parent and the Company have complied with such request, but in any event not later than July 31, 1998; or (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable;

                          (c)     by the Parent, if (i) the Board of Directors
of the Company withdraws, modifies, or changes its recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; or
(ii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

                          (d)     by the Company in order to enter into a
definitive agreement for a Competing Transaction, upon three business days' prior written notice to the Parent setting forth, in reasonable detail, the identity of the person proposing the Competing Transaction and the terms and conditions of such Competing Transaction, if, as a result of an unsolicited proposal for such Competing Transaction, the Board of Directors of the Company, after advice of the Company's independent counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that, after giving effect to any concessions that may be offered by the Parent, their fiduciary duties under applicable law require that such Competing Transaction be accepted; however, the Company shall have complied with Section 6.1(e); provided that upon the delivery by the Company of the notice described in the preceding clause, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Parent to proceed with the transactions contemplated hereby; and also provide that any termination of this Agreement by the Company pursuant to this Section 9.1(d) shall not be effective until the Company has made payment of the full fee required by Section 9.3(a) hereof;

                          (e)     by either the Parent or the Company, if the
Stockholders' Meeting of the Company shall have been held and the stockholders of the Company shall have failed to adopt this Agreement at such meeting (including any adjournment or postponement thereof);

                          (f)     by either the Parent or the Company, if the
Stockholders' Meeting of the Parent shall have been held and the shareholders of the Parent shall have failed to approve the issuance of Parent Common Stock in connection with the Merger at such meeting (including any adjournment or postponement thereof);

                          (g)     by the Company, upon a breach of any
representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 8.3(a) would not be satisfied (a "Terminating Parent Breach"); however, if such Terminating Parent Breach is curable by the Parent through the exercise of its reasonable efforts and the Parent continues to exercise its reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(g) for a period of 30 days after the Company's delivery to the Parent of written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach;

                          (h)     by the Parent, upon a breach of any
representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 8.2(a) would not be satisfied (a "Terminating Company Breach"); however, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and the Company continues to exercise such reasonable efforts, the Parent may not terminate this Agreement under this Section 9.1(h) for a period of 30 days from the date on which the Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach; or

                          (i)     by the Parent, if the Market Price is less
than $20.00.

         Section 9.2 Effects of Termination. In the event of a termination of this Agreement by either the Company or the Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parent, the Sub, or the Company or their respective officers or directors, except (i) with respect to the last sentence of Section 7.4, and Sections 7.10, 7.11 and 9.3, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement, except as provided in Section 10.7.

         Section 9.3      Fees and Expenses Upon Termination.

                          (a)     Termination Fee.  The Company shall pay the
Parent a fee of $12,000,000 (the "Termination Fee"), if this Agreement is terminated:

                                  (i)      by the Company pursuant to Section
         9.1(b)(i) and a Competing Transaction, having a value per share of Company Common Stock exceeding the value per share of Company Common Stock as determined based on the Exchange Ratio on the date of termination, shall have been consummated within nine months of such termination;

                                  (ii)     pursuant to Section 9.1(c)(i);

                                  (iii)    pursuant to Section 9.1(c)(ii) and
         such Competing Transaction shall have been consummated within nine months of such termination;

                                  (iv)     pursuant to Section 9.1(d);

                                  (v)      pursuant to Section 9.1(e) and a
         Competing Transaction shall have been publicly proposed before such termination and the transaction contemplated by such Competing Transaction shall have been consummated within nine months of such termination; or

                                  (vi)     pursuant to Section 9.1(h) and a
         Competing Transaction shall have been consummated within nine months of such termination.

                          (b)     The Company shall reimburse the Parent for
its costs and expenses, as stipulated below, if this Agreement is terminated by the Company or the Parent pursuant to Section 9.1(e) (the "Company Expense Payment"). The Company and the Parent agree that the amount of the Company Expense Payment shall be $1.5 million. If applicable, the Company Expense Payment shall be in addition to any payment required pursuant to Section 9.3(a). The Parent shall reimburse the Company for its costs and expenses, as stipulated below, if this Agreement is terminated by the Parent or the Company pursuant to Section 9.1(f) (the "Parent Expense Payment"). The Parent and the Company agree that the amount of the Parent Expense Payment shall be $1.5 million.

                          (c)     Any payment required to be made pursuant to
Section 9.3(a) or Section 9.3(b) shall be made as promptly as practicable but in any event not later than five business days after the party entitled to such payment delivers a written request for such payment and shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment.

                          (d)     If the party obligated to make a payment
pursuant to Section 9.3(a) or 9.3(b) fails to pay the entire amount of such payment when due, interest shall be paid on such unpaid amount, commencing on the date that the Termination Fee became due, at a daily rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%, divided by 360.

         Section 9.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Parent, but, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party of this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X
                                 MISCELLANEOUS

         Section 10.1 Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.1, 3.2, 7.8, 7.11 and 7.14, the last sentence of Section 9.4, and Article X, the agreements of the "affiliates" of the Company delivered pursuant to
Section 7.6 and the agreements listed in Section 8.2(e).

         Section 10.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), sent via recognized overnight carrier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          (a)     If to the Parent or the Sub, to

                                  Romac International, Inc.
                                  120 West Hyde Park Place
                                  Tampa, Florida 33606

                                  Attention:       David L. Dunkel,
                                                   President & Chief Executive
                                                   Officer
                                  Telecopy No.:    (813) 254-9640

                          with a copy to

                                  Holland & Knight LLP
                                  400 North Ashley, Suite 2300
                                  Tampa, Florida 33602

                                  Attention:       Michael L. Jamieson, Esq.
                                  Telecopy No.:    (813) 229-0134

                          (b)     if to the Company, to

                                  Source Services Corporation
                                  5580 LBJ Freeway, Suite 300
                                  Dallas, Texas 75240

                                  Attention:       D. Les Ward,
                                                   President & Chief Executive
                                                   Officer
                                  Telecopy No.:    (972) 385-7003

                          with a copy to

                                  Herbert Wander, Esq.
                                  Katten Muchin & Zavis
                                  525 West Monroe Street, Suite 1600
                                  Chicago, Illinois 60661

                                  Telecopy No.:    (312) 902-1061

         Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. For the purpose of this Agreement, "Knowledge" shall mean (i) with respect to the Company and its Subsidiaries, the actual knowledge of D. Les Ward and Richard DuPont and (ii) with respect to the Parent and its Subsidiaries, the actual knowledge of David L. Dunkel, James D. Swartz, Tom Calcaterra and Howard W. Sutter.

         Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 10.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except as otherwise contemplated in the covenants listed in Section 10.1 (which covenants shall be enforceable by the persons affected thereby following the Effective
Time), are not intended to confer upon any person other than the parties hereto any rights or remedies under this Agreement.

         Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law.

         Section 10.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void, or unenforceable, or order any party to take any action inconsistent with this Agreement or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part of this Agreement or to any other remedy, including money damages or a right of termination of this Agreement pursuant to Section 9.1(b)(i), for breach of this Agreement or of any other provision of this Agreement or part of this Agreement as a result of such holding or order.

         Section 10.8 Publicity. Except as otherwise required by law or the rules of Nasdaq, for so long as this Agreement is in effect, neither the Company nor the Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion, any or all of its rights, interests, and obligations under this Agreement to the Parent or to any direct or indirect wholly owned Subsidiary of the Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, the Parent, the Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


SOURCE SERVICES CORPORATION                 ROMAC INTERNATIONAL, INC.




By:/s/ D. Les Ward                          By:/s/ David L. Dunkel
   -------------------------------             ------------------------------
Title: Chief Executive Officer              Title: Chief Executive Officer





                                            NEW ROMAC, INC.



                                            By:/s/ James D. Swartz
                                               ------------------------------
                                            Title: President